For the fiscal year ended (a) 10/31/96
File number (c) 811-4930

                          SUB-ITEM 77 0

                             EXHIBITS

           Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       California St Pub Wks Brd Dept of Corrections

2.   Date of Purchase
        5/01/96

3.   Number of Securities Purchased
       40,000 - Due 01/01/2012

4.   Dollar Amount of Purchase
       $3,979,280

5.   Price Per Unit
       $99.482 - Due 0017/01/2012

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       Bear Stearns

7.   Other Members of the Underwriting Syndicate
       Bear Stearns
       BA Securities Inc.
       Prudential Securities Incorporated
       Yaeger Capital Markets, Inc.
       EJ De La Ross & Co.